EXHIBIT 99.1

                       AMERICAN NATURAL ENERGY CORPORATION
                           7030 South Yale, Suite 404
                              Tulsa, Oklahoma 74136
                       Tel: 918-481-1440 Fax: 918-481-1473

       AMERICAN NATURAL ENERGY CORPORATION ANNOUNCES OPERATING ACTIVITIES

TULSA, OKLAHOMA, FEBRUARY 18, 2004. American Natural Energy Corporation ("ANEC") (TSX Venture:ANR.U) announced the successful recompletion of two wells originally drilled in the second quarter of 2003 within its ExxonMobil Joint Development project in St. Charles Parish, Louisiana (the "Development Area"). The recompleted wells are currently producing at the combined rate of 500 barrels of oil per day and 600 mcf of natural gas per day. ANEC owns a 31.25% working interest in each of the wells. In addition, two wells announced in our January 6, 2004 press release are currently producing at a combined rate of 3.5 mmcf of natural gas per day and approximately 30 barrels of condensate per day. ANEC owns a 31.5% working interest in each of these wells.

ANEC has a rig currently drilling at 9,900 feet within the Development Area to a projected depth of approximately 11,000 feet. As a result of the recent drilling activities, ANEC has earned an additional 2,560 acres under the ExxonMobil Joint Development Agreement ("Agreement") increasing the total area under the Agreement to approximately 11,000 acres. As previously announced, the term of the Agreement has been extended to November 2007.

ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, among others, the levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities and the outcome of ANEC's development and exploration activities, including the success of its current well drilling activities. Important additional factors that could cause such differences are described in ANEC's periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission's Website at www.sec.gov.